EMPLOYMENT AGREEMENT

This Employment Agreement (this Agreement) dated as of January 1, 1997 is made by and between Carl McMurray (McMurray) and Transway Capital Inc. and
Cantech Composites Inc. (both referred to as Transway).

In consideration for their mutual promises and covenants and the terms and conditions contained in this Agreement, Transway hereby offers and McMurray hereby accepts employment with Transway upon the terms and conditions set forth herein.

                                   AGREEMENT

1.  TERM, TERMINATION OF EMPLOYMENT

1.1 The term of employment pursuant to this Agreement shall continue until terminated by Transway or McMurray in accordance with this Agreement. Either party may terminate the employment as follows:

     (a) McMurray may terminate his employment at any time and for any reason upon sixty (60) days prior written notice to Transway.
     (b) Transway may terminate McMurray's employment at any time and for any reason on 90 days prior written notice.
     (c) Transway may terminate McMurray's employment for cause, if McMurray has failed to remedy the non-performance within a reasonable period after written notice has been given by Transway to McMurray to remedy any instance of material non-performance. For purposes of the preceding sentence cause shall include; dishonesty, fraud, conviction or confession of an indictable offense or of a crime involving moral turpitude, destruction or theft of Transways property, physical attack resulting in injury to a fellow employee, intoxication at work, use of narcotics or alcohol to an extent which impairs the performance of duties, willful malfeasance or gross negligence use of narcotics or alcohol to an extent which impairs duties, misconduct materially injurious to Transway, or any breach or threatened breach of this Agreement.

1.2 If McMurray's employment is terminated, he shall continue to be bound by the terms of paragraphs 4 and 5 of this Agreement.






2.   POWERS, DUTIES RESPONSIBILITIES

McMurray shall hold the offices of VP Finance and Chief Financial Officer and Secretary to the Board of Directors of Transway and shall have the power and authority commensurate with those offices and shall have responsibilities and shall carry out the duties and responsibilities commensurate with those offices along with such other reasonable duties as assigned by the President of Transway from time to time.

3.   COMPENSATION

3.1  Transway shall pay to McMurray:
     (a) a salary of $5,000.00 per month until March 31, 1997, or until commercial production commences which is evidenced by an order of pallets from a customer;
     (b) a salary of $7,000.00 per month from April 1, 1997 through December 31, 1997; and
     (c) thereafter, a salary, payable monthly, which is equal to that paid to individuals with similar duties and responsibilities in other corporations with similar revenues in the manufacturing industry but which salary, in any event, not be less than $8,500.00 per month.

3.2  As additional compensation McMurray shall receive the following benefits:
     (a) McMurray shall fully participate in any and all benefits provided by Transway to its employees.
     (b) paid vacation benefits of 4 weeks per year subject to the normal policies and procedures established by Transway from time to time. No more than 2 weeks to be taken concurrently;
     (c) Club dues and/or fees of not less than $1,500.00 per year;
     (d) life insurance and critical illness coverage as provided to other members of senior management of Transway. McMurray shall have the option of transferring these plans in the event of termination of employment with Transway. McMurray shall be entitled to participate in any other deferred compensation programs established by Transway for senior management.
     (e) an annual contribution equal to 50% of the annual maximum contribution McMurray is permitted to make in that applicable year to McMurray's RRSP plus an annual cash bonus sufficient to offset the income taxes on said contribution. Such contribution to be subject to applicable income tax rules and regulations;
     (f) a monthly fee of $200.00 for local transportation costs;
     (g) McMurray shall be entitled to participate in any and all stock options plans established by Transway on such basis which is commensurate with his position as a senior officer of Transway; and
     (h) McMurray shall be entitled to participate in any and all bonus programs as established by the Board of Directors of Transway from time to time, less any amount contributed to McMurray's RRSP pursuant to (e) above.

4.   COVENANT NOT TO COMPETE
In consideration for the employment granted to him by this Agreement, McMurray agrees that he will not directly or indirectly compete with Transway during the term of his employment with Transway, or for a period of two (2) years from the date on which his employment with Transway terminates. This covenant not to compete shall include all geographical areas in which Transway is actively marketing products as of the termination date and shall prohibit the following activities:
     (a) design, develop, manufacture, produce, sell, market, solicit or accept orders with regard to any product, concept, or business line which is directly competitive with any aspect of the business of Transway as conducted as of the termination date, whether or not using any Confidential Information (as defined below);
     (b) anywhere in the world where Transway is actively marketing products or services as of the date of termination of employment, have any business dealings or contacts except those which demonstrably do not relate to or compete with the business or interests of Transway; or
     (c) be an employee, employer, consultant, officer, director, partner, trustee or shareholder of more than 10% of the outstanding common stock of any person or entity that does any of the activities just listed.

The foregoing restrictive covenant shall not be considered to be breached by reason only of McMurray holding any shares of a corporation where such shares are publicly traded.

5.  OWNERSHIP OF TECHNOLOGY; CONFIDENTIALITY

McMurray recognizes and acknowledges that during the course of his employment he will have access to certain information not generally known to the public, relating to the products, sales or business of Transway, which may include without limitation software, literature, data, programs, customer or contact lists, sources of supply, prospects or projections, manufacturing techniques, processes, formulas, research or experimental work, work in process, trade secrets or any other proprietary or confidential matter (collectively, the Confidential Information). McMurray recognizes and acknowledges that this Confidential Information constitutes a valuable, special and unique asset of access to and knowledge of which are essential to the performance of McMurray's duties. McMurray acknowledges and agrees that all such Confidential Information, including without limitation that which he conceives or develops, either alone or with others, at any time during his employment with Transway, is and shall remain the exclusive property of Transway. McMurray further recognizes, acknowledges and agrees that in order to enable Transway to perform services for its customers or clients, such customers or clients may furnish to Transway Confidential Information concerning their business affairs, property, methods of operation or other data, that the goodwill afforded to Transway depends upon





Transway and its employees preserving the confidentiality of such information, and that such information shall be treated as Confidential Information of Transway for all purposes under this Agreement.
5.1 Non-disclosure. McMurray agrees that, except as directed by Transway, McMurray will not at any time, whether during or after his employment with Transway, use or disclose to any person for any purpose other than for the benefit of Transway any Confidential Information, or permit any person to use, examine and/or make copies of any documents, files, data or other information sources which contain or are derived from Confidential
     Information, whether prepared by McMurray or otherwise coming into Transways possession or control, without the prior written permission of Transway.
5.2 Possession. McMurray agrees that upon request by Transway, and in any event upon termination of employment, McMurray shall turn over to Transway all Confidential Information in McMurray's possession or under his control which was created pursuant to, is connected with or is derived from
     McMurray's services to Transway, or which is related in any manner to Transways business activities or research and development efforts, whether or not such materials are in McMurray's possession as of the date of this Agreement.
5.3 Saving Provision. Transway and McMurray agree that the agreements and covenants not to compete contained in the preceding paragraphs 4 and 5, including the scope of the restricted activities described therein and the duration and geographic extent of such restrictions, are fair and reasonably necessary for the protection of Transway's Confidential Information, goodwill, and other interests, in light of all of the facts and circumstances of the relationship between McMurray and Transway. In the event a court of competent jurisdiction should decline to enforce any provision of the preceding paragraphs, such paragraphs shall be deemed to be modified to restrict McMurray's competition with Transway to the maximum extent, in both time and geography, which the court shall find enforceable.

6.  INJUNCTIVE RELIEF

McMurray acknowledges that disclosure of any Confidential Information or breach or threatened breach of the non-competition and non-disclosure covenants or other agreements contained herein would give rise to irreparable injury to Transway or clients of Transway, which injury would be inadequately, compensable in money damages. Accordingly, Transway or where appropriate, a client of Transway, may seek and obtain injunctive relief from the breach or threatened breach of any provision, requirement or covenants of this Agreement, in addition to and not in limitation of any other legal remedies which may be available.





7.  GENERAL

(a) This Agreement is made under and subject to the laws of the Province of Ontario and the laws of Canada applicable therein.
(b) There are no oral or other agreements which modify or affect this Agreement.
(c)  All dollar amounts expressed in this Agreement are in Canadian dollars.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day, month and year first above written.

                                                  TRANSWAY CAPITAL INC. AND
                                                  CANTECH COMPOSITES INC.


                                                  per:__________________________
                                                          Name:

                                                          Title:


SIGNED, SEALED AND DELIVERED
 IN THE PRESENCE OF


-----------------                                ------------------------
                                                 CARL MCMURRAY